Exhibit 99.2

American Financial Group Announces

Public Offering of Common Stock

Cincinnati, Ohio - December 16, 2004 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) announced today that it has priced an offering of 2,000,000 shares of its common stock at $30.75 per share. The Company's wholly-owned subsidiary, American Premier Underwriters, Inc. ("APU"), will sell an additional 1,361,711 currently outstanding shares at the same price. Carl H. Lindner, AFG's Chairman and Chief Executive Officer, and one of his brothers, will purchase 600,000 and 200,000 shares, respectively, in the offering.

For purposes of AFG's financial statements, the shares being sold by APU were already considered outstanding. As a result, APU's sale of AFG shares will cause no dilution in AFG's earnings per share and will not affect AFG's book value per share.

Cantor Fitzgerald & Co. acted as underwriter in the offering. The closing is expected to occur on December 21, 2004, and is subject to customary closing conditions. The shares from the offering will be sold pursuant to American Financial Group's shelf registration statement covering the issuance from time to time of up to $600 million of various securities of the Company and certain of its subsidiaries and 1,361,711 shares of Company common stock by APU, which registration statement was declared effective by the Securities and Exchange Commission in October 2004.

AFG has agreed that it will not sell any additional shares of AFG common stock for a period of 60 days, with certain exceptions. At this time, AFG has no intention to sell additional shares of its common stock in any public offering.

The proceeds of the offering by AFG will be used to support continuing growth of its business. The offering will also result in a reduction of AFG's financial leverage consistent with the previously announced intent to have a debt to capital ratio of approximately 30 percent. APU will use its proceeds to fund its obligations arising from the historical operations of a subsidiary's railroad predecessor, including the payment of costs arising from previously announced litigation settlements involving environmental cleanup costs at a site in Pennsylvania.

This press release does not constitute an offer for sale of any securities. The shares of common stock may be offered only by means of a Prospectus Supplement and accompanying base Prospectus. Cantor Fitzgerald & Co. acted as the underwriter of the offering. A copy of the Prospectus Supplement and accompanying base Prospectus relating to the offering may be obtained from Cantor Fitzgerald & Co.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, life and supplemental health insurance products.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions, future premiums, revenues and earnings; and rate increases.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, and the availability of capital, regulatory actions, changes in legal environment, judicial decisions and rulings, tax law changes, levels of catastrophes and other major losses, adequacy of loss reserves of the insurance businesses and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, competitive pressures, including the ability to obtain rate increases and other changes in market conditions that could affect AFG's insurance operations.

Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652